CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into this 20th day of August, 2026 (“Effective Date”), by and between Kiora Pharmaceuticals, Inc., a company organized under the laws of Delaware and having its principal place of business at 169 Saxony Road, Suite 212, Encinitas CA 92024 USA (“Kiora”) and Chong Kun Dang Pharmaceutical Corporation, a corporation organized under the laws of Republic of Korea and having its principal place of business at 8, Chungjeong-ro, Seodaemun-gu, Seoul, 03742, Republic of Korea (“CKD”). Kiora and CKD are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Kiora owns or otherwise controls certain intellectual property related to the treatment of inherited retinal disease;

WHEREAS, CKD wishes to obtain from Kiora an exclusive license under certain Kiora intellectual property rights, to develop and commercialize Licensed Products (as defined below); and

WHEREAS, Kiora is willing to grant such license rights to CKD upon the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:

1.Definitions and Interpretation

1.1    Definitions
The following terms as used in this Agreement shall have the meanings set forth in this Section 1.1 or as otherwise defined elsewhere in this Agreement:

“Accountants” has the meaning set forth in Section 18.2(a).

“Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue, but regardless of whether such entity is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) shall be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (a) the power to direct or cause the direction of the management and policies of such Person

(whether through ownership of securities, by contract or otherwise), or (b) more than fifty percent (50%) of the voting stock or other comparable equity interests.

“Alliance Manager” has the meaning set forth in Section 4.2(g).

“Anti-Corruption Laws” has the meaning set forth in Section 14.1(a)(i).

“Audit” has the meaning set forth in Section 18.2(a).

“Audited Party” has the meaning set forth in Section 18.2(a).

“Award” has the meaning set forth in Section 9.8.

“Bankrupt Party” has the meaning set forth in Section 16.4(d).

“Breaching Party” has the meaning set forth in Section 16.3(a).

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in the Territory or in New York, are generally closed (any reference to “days” that is not specified as “Business Days” shall mean calendar days).

[***]

[***]

“Chairperson” has the meaning set forth in Section 4.2(a).

“Change of Control” means the occurrence of one of the following events: (a) the acquisition of a Party by, or consolidation or merger or similar transaction of such Party with, any Third Party, in which the holders of such Party’s outstanding voting securities immediately prior to such transaction own voting securities representing fifty percent (50%) or less of the voting power of the corporation or other entity surviving such transaction immediately after such transaction or (b) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

“CKD Development Activities” has the meaning set forth in Section 3.1(a).

“CKD Development Data” has the meaning set forth in Section 3.1(c).

“CKD Foreground IP” means any intellectual property rights including Patent or Know-How, generated, developed, created or obtained by or for CKD in relation to CKD Development Activities, including CKD Development Data, in the course of the performance of activities contemplated under this Agreement, to the extent such intellectual property (a) is not jointly invented or developed with Kiora and (b) is owned or Controlled by CKD.

“CKD Indemnitees” has the meaning set forth in Section 15.1.

“CKD Know-How” means all Know-How owned or Controlled by CKD or any of its Affiliates prior to the Effective Date or acquired, generated, or developed by CKD or any of its Affiliates at any time as of Effective Date and during the Term of this Agreement, in relation to the Development or the Manufacture of the Licensed Product, in each case to the extent (a) such Know-How is not jointly invented or developed with Kiora and (b) CKD has the legal right to grant the rights contemplated under this Agreement.

“CKD Patents” means all Patents owned or Controlled by CKD or any of its Affiliates as of the Effective Date or acquired, generated, or developed by CKD or any of its Affiliates at any time as of the Effective Date and during the Term of this Agreement, including any improvement thereto that is invented or developed by or for CKD and relating to the Licensed Product to the extent such improvements are not jointly invented or developed with Kiora.

“CKD Representatives” has the meaning set forth in Section 14.1(a).

“CKD Technology” means CKD Foreground IP and CKD’s interest in any Joint Foreground IP.

“Clinical Trial” means any clinical study conducted to (a) establish that any Licensed Product for the treatment of human diseases and conditions is reasonably safe, (b) investigate the safety and efficacy of any Licensed Product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the Licensed Product in the dosage range to be prescribed, and/or (c) support Regulatory Approval of such product or label expansion of such Licensed Product.

“CMC” or “Chemistry and Manufacturing Control” means pharmaceutical development covering all chemistry, manufacturing and controls activities, including manufacturing process scale up (including registration batches/process validation, engineering studies qualification and validation, process validation, characterization and stability, scale and technology transfer to contract, manufacturing organizations), analytical methods, qualification and validation activities, quality assurance/quality control development of the Licensed Product.

“Code” has the meaning set forth in Section 16.4(d).

“COGS” has the meaning set forth in Section 6.

“Commercialization” means all activities related to the direct or indirect commercial exploitation of Licensed Products for the treatment of human diseases and conditions,

including importation, exportation, marketing, promotion, distribution, pre-launch, launch, sale, and offering for sale of such Licensed Products, but excluding Manufacturing and Development activities. When used as a verb, “Commercialize” or “Commercializing” means to engage in Commercialization.

“Commercialization Plan” has the meaning set forth in Section 7.2.

“Commercially Reasonable Efforts” means (a) with respect to the obligations of a Party under this Agreement relating to Development, Manufacturing, Registration or Commercialization activities, the level of efforts and expenditure of resources as would normally be exerted by a pharmaceutical company at a similar stage of development and access to resources as such Party in respect of a product of similar market potential, at a similar stage in its development or product life, and using commercially reasonable financial, scientific, business resources and medical practice and judgement, taking into account regulatory, competitive, commercial, reimbursement, and market conditions; or (b) with respect to the obligations of a Party under this Agreement relating to any other objective, reasonable, good-faith efforts, taking into account industry practices.

“Competing Product” means [***]

“Confidentiality Agreement” means the Confidential Disclosure Agreement entered into by the Parties, [***].

“Confidential Information” means any and all non-public, confidential or proprietary data, materials and information previously, presently or subsequently disclosed by or on behalf of one Party (the “Discloser”) to the other Party (the “Recipient”), including all financial, business, legal and technical information of Discloser or any of its Affiliates, suppliers, customers and employees (including information about research, development, operations, marketing, transactions, inventions, methods, processes, materials, algorithms, software, specifications, designs, data, strategies, plans. prospects, Know-How and ideas, whether tangible or intangible), including all copies, abstracts, summaries, analyses and other derivatives of any of the foregoing. For the avoidance of doubt, “Confidential Information” includes (a) the terms of this Agreement and (b) all information disclosed to a Party by the other Party prior to the Effective Date under the Confidentiality Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that is expressly excluded from confidential treatment pursuant to Section 12.1(c).

“Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, including to the other Party on the terms and conditions set forth herein, as applicable, in each case without breaching the terms of any agreement with a Third Party.

“Data” means all data and information related to the Development, Clinical Trial, the Manufacture and the filing of the Licensed Product’s Regulatory Approvals, including Drug Master File (DMF) data, technical, chemical, manufacturing, regulatory, safety, and scientific data and information, Know-How and other results generated by or resulting from or in connection with the conduct of the Licensed Product’s Development in the Field in the Territory, Manufacture and registration activities including relevant laboratory notebook information, screening data, regulatory data and synthesis schemes, including descriptions in any form, data and other information arising out of Licensed Product’s Development.

“Debarred” has the meaning set forth in Section 10.1(a)(vii).

“Development” means all activities related to the development of the Licensed Products and obtaining Regulatory Approval for such Licensed Products, including all activities related to CMC, Clinical Trials, Regulatory Filings and obtaining Regulatory Approvals. When used as a verb, “Develop” means to engage in Development.

“Development Milestone Payment” has the meaning set forth in Section 8.2(a).

“Development Plan” has the meaning set forth in Section 3.1(a).

“Development Report” has the meaning set forth in Section 4.1(a)(viii).

“Dispute” has the meaning set forth in Section 17.2.

“Executives” has the meaning set forth in Section 4.3.

“FCPA” has the meaning set forth in Section 10.3.

“FD&C Act” has the meaning set forth in Section 10.1(a)(vii).

“FDA” means the United States Food and Drug Administration, or any of its successor agencies.

“Field” means the treatment, amelioration, mitigation or prevention of diseases or conditions of the eye and its adnexa in any and all dosage forms and modes of administration.

“First Commercial Sale” means the first sale of the Licensed Product in the Territory and in the Field at arms’ length transaction by CKD or any of its Affiliates or Sublicensees to a Third Party who is not a Sublicensee for consideration following the receipt of Regulatory Approval for such Licensed Product; provided, however, that in no event shall any sale or distribution of Licensed Product for pre-approval activities or use in a Clinical Trial or otherwise any sales prior to receipt of all Regulatory Approvals necessary to commence regular commercial sales (including so-called “treatment IND sales” and “compassionate use sales”) be deemed a First Commercial Sale.

“Force Majeure” has the meaning set forth in Section 18.12(a).

“GAAP” means U.S. Generally Accepted Accounting Principles, consistently applied, as used by a Party to record the relevant transaction, or as applicable, Korean International Financial Reporting Standards (K-IFRS).

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

“ICC” has the meaning set forth in Section 17.2.

“Indemnitee” has the meaning set out in Section 15.3.

“Indemnitor” has the meaning set out in Section 15.3.

“Infringement Claim” has the meaning set forth in Section 9.9(a).

“Initial License Fee” has the meaning set forth in Section 8.1.

“Initiating Party” has the meaning set forth in Section 9.8(a).

“Insolvency Event” in relation to any Party means:

(a) an application is made for a moratorium under the applicable bankruptcy/insolvency Laws of the Party’s jurisdiction; or

(b) the value of its assets being less than its liabilities (taking into account contingent and prospective liabilities); or

(c) it being unable to pay its debts as they fall due; or

(d) any step being taken in any applicable jurisdiction to initiate any process by or under which:
(i) it may be liquidated (otherwise than in furtherance of any scheme for solvent amalgamation or solvent reconstruction), wound up, dissolved or struck off or placed into administration; or

(ii) any encumbrance over or affecting any of its assets or undertaking may be enforced; or

(iii) any composition in satisfaction of, or moratorium in respect of, its debts or any scheme of arrangement or compromise between it and its creditors or any class of its creditors may be put in place.

“INVENTION” has the meaning set forth in Section 2.1(b).

“JSC” has the meaning set forth in Section 4.1(a).

“Joint Foreground IP” means any intellectual property rights, including Patent or Know-How, that are [***].

“Kiora Background IP” means any Kiora Patents and Kiora Know-How owned or Controlled by Kiora before the Effective Date necessary or useful for the Development, Manufacturing and Commercialization of the Licensed Product in the Field in the Territory. [***].

“Kiora CMO” has the meaning set forth in Section 6.

“Kiora Foreground IP” means any intellectual property rights including Kiora Patent and Kiora Know-How, along with any improvement to Kiora Background IP (a) generated, developed, created or obtained by or for Kiora during the Term of this Agreement, to the extent such intellectual property (a) is not jointly invented or developed with Kiora and (b) is owned or Controlled by Kiora, and in each case which is necessary or useful for the Development, Manufacturing and Commercialization of the Licensed Products.

“Kiora Indemnitees” has the meaning set forth in Section 15.2(a).

“Kiora Infringement Claim” has the meaning set forth in Section 9.9(b).

“Kiora Know-How” means all Know-How, (i) owned or Controlled by Kiora or any of its Affiliates prior to the Effective Date; or (ii) developed, acquired or Controlled by Kiora or any of its Affiliates at any time on or after the Effective Date relating to the Licensed Product, its use and methods for its Manufacture and formulation, in each case to the extent (a) such Know-How is not jointly invented or developed with CKD and (b) Kiora has the legal right to grant the rights contemplated under this Agreement.

“Kiora Nullity Claim” has the meaning set forth in Section 9.9(b).

“Kiora Patents” means all Patents owned or Controlled by Kiora or any of its Affiliates prior to or at any time on or after the Effective Date relating to the Licensed Product, its use and methods for its Manufacture and formulation as it specifically relates to its application in the Field in the Territory. The Kiora Patents include notably [***] any improvement to Kiora Patents that does not incorporate or depend upon CKD Foreground IP or Joint Foreground IP and any new patent acquired or developed or newly Controlled by Kiora covering the Licensed Product during the Term of this Agreement. Exhibit A provides an accurate and exhaustive list of the Kiora Patents prior to the Effective Date for reference purposes only, that may be amended by the Parties from time to time to include Patents improvement or new Patents obtained during the course of this Agreement.

“Know-How” means any proprietary data (including Data), results, material(s), technology, and non-public information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, study designs, protocols, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures, in each case to the extent protectable under applicable Law.

“Law(s)” means all laws, statutes, rules, regulations, ordinances, orders, judgments and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including all such laws, statutes, rules, regulations, ordinances, orders, judgments and other pronouncements pertaining to the pharmaceutical industry or the healthcare industry, all anti-bribery or anti-corruption laws, all regulations under the U.S. Securities and Exchange Commission (“SEC”), and the implementing regulations of any of the foregoing and all foreign equivalents thereof.

“Licensed Product” means a pharmaceutical preparation including Kiora’s proprietary compound known as “KIO-301” or any variants thereof. For the avoidance of doubt, any change in formulation, dosage, route of administration, or delivery device of a product containing KIO-301 shall be deemed the same Licensed Product for the purposes of this Agreement.

“Licensed Product Trademark” has the meaning set forth in Section 7.4(a).

“Licensed Rights” has the meaning set forth in Section 2.1(a).

“Licensed Technology” means Kiora Background IP and Kiora Foreground IP, along with Kiora’s interest in any Joint Foreground IP.

“Local Business Day” has the meaning set forth in Section 18.4.

“Manufacture” means, with respect to a Licensed Product, any and all processes and activities conducted to manufacture preclinical, clinical and commercial quantities of such Licensed Product, in particular, the production, the manufacture, the processing, the filling, the packaging, the labelling, the inspection, the storage, the warehousing and the shipping of such Licensed Product. Manufacture shall also include the supply of any raw materials, compound, component or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacturing” has a correlative meaning.

“Material Breach” has the meaning set forth in Section 16.3(a).

“Material Compliance Event” means [***].

“Mechanism of Action” means [***].

“Member” has the meaning set forth in Section 4.2(a).

“MFDS” means the Ministry of Food and Drug Safety, or any of its successor agencies.

“NDA” means (a) the single application or set of applications for Licensed Product for approval to Manufacture and Commercialize such Licensed Product, filed with the applicable Regulatory Authority, and (b) any related registrations with or notifications to the applicable Regulatory Authority, including any amendments, supplements, renewals or replacements thereof.

“Net Sales” means, with respect to a Licensed Product, for any reference period, the gross amount invoiced for [***]. Sales of Licensed Product between or among CKD, its Affiliates and/or Sublicensees that are not for end use shall be excluded from the computation of Net Sales, but the subsequent final sales of Licensed Product to Third Parties by such Affiliates or Sublicensees shall be included in the computation of Net Sales. For purposes of calculating Net Sales, a sale to an Affiliate or Sublicensee for end use by the Affiliate or Sublicensee (as applicable) will be treated as a sale at [***].

“Non-Bankrupt Party” has the meaning set forth in Section 16.4(d).

“Non-Breaching Party” has the meaning set forth in Section 16.3(a).

“Nullity Claim” has the meaning set forth in Section 9.9(a).

“Patent” means (a) unexpired and currently in force patents (or other equivalent legal instrument), including utility and design patents, supplementary protection certificates and including any extension, limitation, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) applications for patents, a reissue application, a continuation application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications, that are pending before a government patent authority and (c) all foreign or international equivalents of any of the foregoing in any country.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Phase II Clinical Trials” means any clinical study of a Licensed Product in human patients of defined disease parameters the purpose of which is further determination of the clinical safety, dose response, duration of effect, dose range and efficacy of such Licensed Product that would satisfy the requirements of 21 C.F.R. §312.21(b) in U.S. or equivalent law or regulations in other countries; Phase II Clinical Trials includes notably Phase II, Phase IIa and Phase IIb Clinical Trials.

“Phase III Clinical Trials” means a human clinical trial of a Licensed Product in the Field that is intended to (a) establish that the Licensed Product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, and (c) support Regulatory Approval for such Licensed Product, and would satisfy the requirements of 21 C.F.R. §312.21(c) in the U.S. or equivalent law or regulations in other countries.

“Promotional Materials” has the meaning set forth in Section 7.3.

“[***] Net Sales Report” means a Sales Report for a [***]. [***]

“Regulatory Approval” means, with respect to any Licensed Product, the registrations, authorizations, clearances and approvals of the applicable Regulatory Authority or other Governmental Authority in such country or regulatory jurisdiction (including the FDA, MFDS or any notified body) that are required under applicable Law to market, sell or otherwise Commercialize such Licensed Product (such as a marketing authorization).

“Regulatory Authority” means any national, supra national, regional, state or local regulatory authority, department, bureau, commission, council or other Governmental Authority (including the FDA, MFDS or any notified body) that is responsible for overseeing the Development, use, Manufacture, transport, storage or Commercialization of the Licensed Product in the relevant jurisdiction.

“Regulatory Filings” means any application for Regulatory Approval, and any notification or other submission made to or with a Regulatory Authority that is required or, as determined by CKD in its reasonable discretion, reasonably desirable to Develop (including to conduct Clinical Trials), use, Manufacture, transport, store or Commercialize a particular product for the treatment of human diseases and conditions in a particular country or regulatory jurisdiction, whether made before or after receipt of Regulatory Approval in the country or regulatory jurisdiction. The term “Regulatory Filings” shall include all amendments and supplements to any of the foregoing and all proposed labels, labelling, package inserts, monographs and packaging for a Licensed Product in a particular country.

“Regulatory Milestone Payment” has the meaning set forth in Section 8.2(b).

“Reimbursement Approval” means with respect to a particular Licensed Product and a particular country or regulatory jurisdiction, any pricing and reimbursement approvals of the applicable Regulatory Authority, insurance providers or other Governmental Authority in such country or regulatory jurisdiction that are required under applicable Law [***]

“Right of Reference” means the authority to rely upon, and otherwise use for regulatory purposes, any and all information (including data, results, reports, records, regulatory submissions, and supporting materials) contained in or referenced by a Drug Master File (DMF), Investigational New Drug Application (IND), NDA, Biologics License Application (BLA), or any other Regulatory Filing or communication, and to permit the applicable Regulatory Authority to review and consider such information in support of the receiving Party’s own Regulatory Filings or other regulatory activities, without requiring the holder of such information to disclose the underlying proprietary or confidential details to the receiving Party.

“Royalty Payment” has the meaning set forth in Section 8.4(a).

“Royalty Rate” has the meaning set forth in Section 8.4(a).

“Royalty Term” has the meaning set forth in Section 8.4(b).

“Rules” has the meaning set forth in Section 17.2.

“Sales Milestone Event” has the meaning set forth in Section 8.3(a).

“Sales Report” means, with respect to each reference period, a report detailing for such reference period, the following: [***].

“Scientific Publication” has the meaning set forth in Section 12.2(a).

“Sublicensee” means any Third Party, which CKD (or any of its Affiliates) has appointed as its sublicensee to conduct any Licensed Product Development, Regulatory Filings and/or Commercialization activities, on its own account, but excluding any wholesaler or reseller of the Licensed Products.

“Term” has the meaning set forth in Section 16.1.

“Territory” means the Republic of Korea.

“Third Party” means any Person other than Kiora and CKD and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 15.1.

“Valid Claim” means a claim of an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) or a pending claim of an unissued patent application, which has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.2     Interpretation The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that such word or variation thereof follows. Unless expressly set forth otherwise in this Agreement, all payment amounts hereunder are in U.S. Dollars ($). The language of this Agreement shall be English. No rule of strict construction shall be applied against either Party.

2.     Licensed Rights

2.1     License

(a)     Subject to the terms and conditions of this Agreement [***], Kiora hereby     grants to CKD an exclusive (even as to Kiora, its Affiliates, and its licensors, but excluding the retained rights set forth in this Agreement [***]), royalty-bearing, non-transferable (subject to Section 18.1), sublicensable (in accordance with Section 2.2) licence to the Licensed Technology in the Field in the Territory to (i) Develop, (ii) file for Regulatory Approvals, (iii) Manufacture the Licensed Product, and (iv) Commercialize the Licensed Product either directly by CKD and its Affiliates or indirectly through Sublicensees in the Field in the Territory (the “Licensed Rights”). For clarity, the Licensed Rights shall include the right to use, reference, reproduce, modify (to the extent necessary), and otherwise exploit the Licensed Technology solely as reasonably required to exercise the Licensed Rights in the Field in the Territory. Without limiting the foregoing, except as expressly provided herein, nothing in this Agreement grants by implication, estoppel, or otherwise, any right, title, or interest in, to, or under any Patents owned or Controlled by Kiora or any of its Affiliates other than Kiora Patents. All rights, titles, and interests not specifically and expressly granted by Kiora to CKD hereunder are hereby reserved.

(b)     [***]

2.2     Right to Sublicense

(a)     CKD shall have the right to grant a sub-licence to the Licensed Rights to any of its Affiliates upon written notice to Kiora and Kiora’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed). This sub-licence shall contain the right for CKD and the relevant CKD Affiliate to further sub-licence the Licensed Rights to:

(i) any Third Parties upon [***]; and

(ii) any Third Parties with [***].

At Kiora’s request, CKD will provide Kiora with a copy of each executed sub-licence agreement, which copy may be reasonably redacted to remove any confidential information not relevant to CKD’s (or Kiora’s) rights or obligations under this Agreement.

(b)     Without limiting the foregoing, and notwithstanding any approval of a Sublicensee by Kiora, any sublicenses granted under authority of this Agreement shall be subject to the terms and conditions of this Agreement to the extent applicable to the activities of such Sublicensee and must be consistent with this Agreement. CKD’s grant of any sublicense shall not relieve CKD from any of CKD’s obligations under this Agreement, and CKD shall remain jointly and severally liable for any uncured breach of a sublicense by a Sublicensee to the extent that such uncured breach would constitute a breach of this Agreement.

(c)     If this Agreement is terminated for any reason other than as a result of CKD’s uncured Material Breach or a CKD Insolvency Event, (i) any sublicenses granted to CKD Affiliates or to Third Parties acting solely as service providers (including CROs, CMOs, manufacturers, logistics providers or similar contractors) shall automatically survive such termination to the extent reasonably necessary to permit an orderly wind-down or transition of activities relating to the Licensed Product; and (ii) with respect to any sublicenses granted to Third Parties for independent Development, Manufacture or Commercialization on their own account, Kiora shall have the sole option, upon written notice to CKD, either: (y) to assume such sublicense on substantially the same terms and conditions, subject to the consent of the relevant Sublicensee where required; or (z) to terminate such sublicense.

2.3     Loyalty

In consideration of the exclusivity granted hereunder, CKD hereby covenants to Kiora that during the Term of this Agreement, CKD and its Affiliates will not, and will not assist any Third Party to, Develop or Commercialize any Competing Product in the Field in the Territory.

Similarly, Kiora hereby covenants to CKD that during the Term of this Agreement, Kiora and its Affiliates will not, and will not assist any Third Party to, Develop or Commercialize any Competing Product in the Field in the Territory.

3.     Licensed Product Development

3.1     CKD Development Activities

(a)     CKD shall be solely responsible, at its own cost and expense, for                 undertaking and diligently pursuing the development of the Licensed Product in the Field in the Territory (“CKD Development Activities”). In performing such CKD Development Activities, CKD shall use Commercially Reasonable Efforts, as determined by CKD in its reasonable discretion, taking into account the availability and sufficiency of data and materials provided by Kiora. Upon the execution of this Agreement, CKD shall provide to Kiora a high-level, non-binding development overview or indicative timeline of planned CKD Development Activities, which shall be provided for information purposes only and not for approval (the “Development Plan”). In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.

(b)     CKD shall keep Kiora (and the JSC) reasonably informed of material     progress of the CKD Development Activities and shall promptly notify Kiora (and the JSC) of any material delays or issues that may materially and adversely affect the Development of the Licensed Product in the Field in the Territory or CKD’s ability to pursue Regulatory Approval in the Field in the Territory.

(c )     All Data generated, developed, or created by or resulting from or in connection with the conduct of CKD Development Activities during the Term of this Agreement (“CKD Development Data”) shall be solely and exclusively owned by CKD and be deemed CKD Foreground IP.

(d)     [***].

3.2     [***] Rights of Reference to Development Data

[***]

3.3     Reimbursement of Territory-Specific Clinical Development Costs

Upon CKD’s request, Kiora will use Commercially Reasonable Efforts, in consultation with Kiora’s Third Party licensees and/or partners, to include clinical site(s) located in the Territory in one or more Phase III Clinical Trials sponsored by Kiora (and/or Kiora’s Third Party licensees and/or partners). [***]

4.     Joint Steering Committee

4.1    Responsibilities

(a)     Within [***] days after the Effective Date, the Parties will establish a joint steering committee to oversee Development, Manufacturing, Regulatory Filings and Commercialization of the Licensed Product as well as intellectual property matters under this Agreement (the “JSC”). The JSC’s responsibilities shall include the following:

(i)     exchange information regarding the Licensed Product, including general discussion of Development, Regulatory, quality, Manufacturing, intellectual property and Commercialization matters, in the Field in the Territory and, without limiting the foregoing, facilitate the timely provision to CKD of material data, reports, and information relating to the Development, Manufacturing and Regulatory status of the Licensed Product that are reasonably necessary for CKD to exercise its rights and perform its obligations under this Agreement;

(ii)     review, coordinate, discuss, and comment on the Development Plan, and the Development of the Licensed Product in the Field in the Territory;

(iii)     review, coordinate, discuss and comment on the Commercialization of the Licensed Product in the Field in the Territory, including reviewing, coordinating and discussing the overall strategy for seeking Regulatory Approvals (including Reimbursement Approvals), reviewing, coordinating and discussing post-Regulatory Approval activities in the Field in the Territory, and obtaining, maintaining and enforcing Patent protection and market and data exclusivity for the Licensed Product in the Field in the Territory;

(iv)     provide summary updates on Licensed Product Development, Manufacturing, Regulatory Filing and Commercialization activities in the Field in the Territory;

(v)     resolve any discrepancy between the Parties and consider any other issues brought to its attention by the Parties;

(vi)     perform such other functions as appropriate in relation with the purposes of this Agreement, as mutually agreed upon by the Parties in writing;

(vii)     without limiting the generality of the foregoing, Kiora shall provide to CKD, through the JSC or otherwise, within [***] days of CKD’s reasonable request, access to and copies of all Data (including, without limitation, data and information related to clinical, non-clinical Development, Manufacture and CMC) generated by or on behalf of Kiora relating to the Licensed Product, including interim, top-line and final data from any Phase II or Phase III Clinical Trials, whether such trials are ongoing or completed, to the extent reasonably necessary or useful for CKD’s Regulatory Filings, Regulatory Approvals, reimbursement strategy or other regulatory interactions in the Field in the Territory, subject to appropriate confidentiality and data protection obligations;

(viii)     Without limiting the foregoing, Kiora (whether directly or through Third Party licensees) shall use Commercially Reasonable Efforts to continue the Development of the Licensed Product outside the Territory without undue delay and shall provide to CKD, in writing, a high-level, non-binding development and progress report regarding Development activities for the Licensed Product outside the Territory (a “Development Report”) sufficiently in advance of any scheduled JSC meeting to enable meaningful review and comment by CKD; provided that such Development Report shall be provided for information purposes only and not for approval; and

(ix)     If a Party’s direct participation in a JSC meeting is not reasonably feasible, such Party may participate by providing written comments, positions or responses with respect to the agenda (viii) items or Development Report, and such written participation shall be deemed participation in the JSC for purposes of this Section, including information exchange and review, and shall not be deemed a waiver of any rights under this Agreement.

(b)     The JSC shall not have the power to amend or waive compliance with this Agreement, determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement, require any Party to perform any act that is inconsistent with applicable Law or, without the consent of the affected Party, materially increase or reduce the obligations of the Parties under this Agreement.

4.2     JSC Composition and Alliance Managers

(a)     The JSC shall be comprised of up to [***] participating members from each Party (each, a “Member”), one of which shall be designated by each Party as such Party’s “Chairperson”. Each JSC Member shall be a member of the appointing

Party with [***]. Each of the Parties may substitute or replace its Members at any time upon written notice to the other Party, and such substitute Member's presence shall count for purposes of constituting a quorum under Section 4.2(c).

(b)     The JSC shall meet at least once per [***]at times mutually agreed upon by the Parties, or more frequently as the Parties deem appropriate. Meetings of the JSC may be held in person or by teleconference or videoconference, as mutually agreed upon the Parties.

(c)     The presence of at least [***] and [***] shall be required to constitute a quorum at any meeting of the JSC. No business shall be transacted at any meeting of the JSC unless a quorum of the Members is present at the time when the meeting proceeds to business.

(d)     In addition to its Members, the Parties shall have the right to invite observers to each meeting of the JSC. A Party must provide the other Party with advance written notice of such observers. Such observers shall not have any voting rights and shall be bound by written obligations of confidentiality and non-use, either by virtue of his or her employment by such Party or by a separate written agreement.

(e)     Each Party shall be responsible for all travel and related costs and expenses for its Members and other representatives to attend meetings of, and otherwise participate in, the JSC.

(f)     There will be short minutes prepared, in English, for all JSC meetings. Kiora’s Chairperson will be responsible for preparing such minutes which will be submitted to CKD for review, comment and/or approval within [***] Business Days following the applicable JSC meeting. CKD shall promptly provide to Kiora its approval, comments and/or proposed changes to the minutes submitted by Kiora so that the Parties may finalize the minutes within [***] Business Days following the applicable JSC meeting. If CKD does not timely provide its comments and/or proposed changes, then the Kiora-provided meeting minutes will be deemed approved by CKD; provided, however, that such deemed approval shall not be construed as CKD’s agreement to any substantive matter, waiver of any right, or amendment or interpretation of this Agreement, and the meeting minutes shall be for record-keeping purposes only unless expressly agreed otherwise in writing by both Parties.

(g)     Each Party shall appoint a single individual to act as such Party’s point of contact for communications relating to the activities conducted under this Agreement (each, an “Alliance Manager”). Initially, Kiora’s Alliance Manager shall be [***]and CKD’s Alliance Manager shall be [***]. A Party may change its designated Alliance Manager from time to time upon written notice to the other Party. The Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each

Alliance Manager may be a member of the JSC. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties and within the JSC. Each Alliance Manager will also: (a) be the point of first referral in all matters of conflict resolution; (b) identify and bring disputes, other than legal actions to the attention of the JSC in a timely manner; (c) plan and coordinate cooperative efforts and internal and external communications; and (d) take responsibility for ensuring that governance activities, such as the conduct of required JSC meetings and production of meeting minutes occurs as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

4.3     Decision-Making

(a)     The JSC shall operate by consensus, with Kiora’s Members having, collectively, [***] and CKD’s Members having, collectively, [***] in all decisions. The JSC shall use Commercially Reasonable Efforts to make timely decisions and to resolve disputes. If the JSC is unable to resolve any dispute, controversy, or claim arising under this Agreement within [***] days after it first addresses such matter, then the matter shall be referred on the [***] day to the Alliance Managers. The Alliance Managers shall discuss such matter in good faith. If the Alliance Managers are unable to resolve such matter within [***] days, then the matter will be referred on the [***] day to the President of Kiora, or such other person holding a similar position designated by Kiora from time to time, and to [***], or such other person holding a similar position designated by CKD from time to time (such persons collectively, the “Executives”), for resolution. In the event the Executives are unable to resolve the matter within [***] days after such matter was first referred to the Executives, such disagreement shall be resolved by CKD in its sole and final discretion (provided that CKD shall consider Kiora’s input in good faith).

5.     Regulatory Matters

5.1     Regulatory Filing and Regulatory Approvals

(a)     Promptly upon CKD’s request, Kiora shall provide to CKD all the documents and Data in its possession and/or control that are reasonably necessary or customarily requested by the applicable Regulatory Authorities for the preparation of the Regulatory Filings for the Field in the Territory, in the appropriate regulatory format, for the Licensed Product.

(b)     Kiora shall cooperate with CKD in providing technical regulatory expertise for assistance in developing the submission strategy for Regulatory Filings for the Field in the Territory and defining technical content, and will provide reasonable and timely support to CKD to ensure timely Regulatory Filings for the Field in the Territory.

(c)     Kiora hereby grants to CKD a royalty-free, irrevocable (to the extent permitted by applicable Law) Right of Reference to any and all of Kiora’s or any of its Affiliates’ Regulatory Filings and related correspondence, responses, and supporting data related to the Licensed Product in the Field to the extent necessary or reasonably useful for the preparation, submission, prosecution, maintenance, variation, renewal and defense of Regulatory Filings and Regulatory Approvals by or on behalf of CKD in the Field in the Territory. Kiora shall also use Commercially Reasonable Efforts to obtain for CKD the same Right of Reference to any of Kiora’s licensees’ or sublicensees’ (including any manufacturers of drug substance, drug product, intermediates and raw materials) Regulatory Filings and related correspondence, responses, and supporting data related to the Licensed Product in the Field.

(i)     Kiora represents and warrants that, as of the Effective Date and during the Term, it has or shall, subject to applicable Law, maintain the legal right and authority to grant the Right of Reference contemplated under Section 5.1(c).

(ii)     To the extent that any Regulatory Authority requires a letter of authorization, consent or other cooperation from a Third Party data holder in order for CKD to exercise its Right of Reference under Section 5.1(c), Kiora shall use Commercially Reasonable Efforts to procure or facilitate such authorization or consent.

(d)     Subject to Kiora’s compliance with Sections 5.1(a), 5.1(b) and 5.1(c), CKD shall be responsible for the preparation and the filing, in its own name and at its own cost and expense, of all Regulatory Filings necessary to obtain Regulatory Approvals for the Commercialization of the Licensed Product in the Field in the Territory, and shall use Commercially Reasonable Efforts to obtain such Regulatory Approvals, and thereafter to maintain such Regulatory Approvals. For clarity, any failure or delay to obtain or maintain Regulatory Approvals resulting primarily from Kiora’s failure to comply with Sections 5.1(a)–(c) shall not constitute a breach of this Agreement by CKD.

(e)     CKD shall own and be the license holder for all Regulatory Approvals for the Licensed Product in the Field in the Territory, provided that CKD may license any Regulatory Approvals to any CKD Affiliates, CKD agents, distributors or Sublicensee when required by local Laws for the purpose of the Licensed Product’s Commercialization.

5.2     Reimbursement Approvals

(a)     CKD shall be responsible, in its name and, at its own cost and expense, for the preparation and the filing, if and to the extent deemed appropriate by CKD in its reasonable commercial, regulatory and reimbursement judgment, of

Reimbursement Approvals and shall use Commercially Reasonable Efforts to obtain such Reimbursement Approval and thereafter to maintain such Reimbursement Approvals; [***]

(b)     CKD shall own and be the license holder for all Reimbursement Approvals for the Licensed Product in the Territory; provided that CKD may license any Reimbursement Approvals to any CKD Affiliates, CKD agents or distributors when required by local Laws or as reasonably determined by CKD to be appropriate or necessary for the purpose of the Licensed Product’ Commercialization in accordance with CKD’s reimbursement, pricing and market access strategy.

6.     Manufacturing of Licensed Product

CKD shall have the right, but not the obligation, to purchase Licensed Product from Kiora. For clarity, nothing in this Agreement shall obligate CKD to source the Licensed Product exclusively from Kiora or the Kiora CMO. CKD acknowledges that the Manufacture of such Licensed Product supplied by Kiora will be conducted by Kiora through contract manufacturing organization(s) designated by Kiora (“Kiora CMO”). Pricing for such Kiora-supplied Licensed Product for any Clinical Trials sponsored/conducted by CKD in the Territory, if applicable, shall be at [***]; pricing for such Kiora-supplied Licensed Product for CKD’s Commercialization activities shall be equal to [***] of [***], which shall equal [***]. Such pricing shall be applied on a consistent and non-discriminatory basis and shall not include [***]. Kiora shall be required to provide [***]. Within [***] days or any other period agreed by the Parties from [***], the Parties shall use Commercially Reasonable Efforts to negotiate and execute a separate commercial supply agreement detailing the terms and conditions related to commercial supply, including without limitation forecasting, ordering, delivery and inspection, warranties, and indemnification, on or prior to the filing of the NDA with the MFDS; provided, however, such supply agreement will include the pricing described in this Section 6. Without limiting the foregoing, Kiora will, upon CKD’s request, provide reasonable assistance to CKD to qualify a contract manufacturing organization for supply of Licensed Product directly to CKD; provided that any such support by Kiora shall be paid for by CKD at mutually agreed rates or, failing agreement, at reasonable and customary market rates.

Kiora shall cooperate with CKD, and shall use Commercially Reasonable Efforts to cause the Kiora CMO to cooperate, in obtaining [***]. Such cooperation shall include, without limitation, using Commercially Reasonable Efforts to provide necessary information, [***]. Kiora shall provide such cooperation promptly upon CKD’s request and in any event within [***] Business Days of such request.

7.     Commercialization

7.1     Commercialization Responsibility

CKD has the exclusive right, at its own cost and expense and using Commercially Reasonable Efforts, over all Commercialization activities for the Licensed Product in the Field in the Territory.

7.2     Commercialization Plan

Within [***] months from the submission of the NDA for the Licensed Product in the Territory, CKD will deliver to Kiora a plan setting forth high-level information reasonably sufficient to provide a general overview of the planned activities for Commercialization of the Licensed Product(s) in the Field in the Territory (the “Commercialization Plan”). For the sake of clarity, the Commercialization Plan is communicated to Kiora for information purpose only and shall not create any approval, consent, consultation or decision right in favour of Kiora. CKD will not be in breach of its obligation to use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in the Territory solely by virtue of failing to comply with the Commercialization Plan.

7.3     Promotional Materials

CKD has the exclusive right and sole responsibility, at its own cost and expense, for the preparation and the development of promotional materials (the “Promotional Materials”) for use in Commercializing the Licensed Product in the Field in the Territory. CKD shall have all rights, titles and interests in the Promotional Materials and shall be solely responsible, at its own cost and expense, for filing, prosecuting, maintaining and defending the Promotional Materials. Notwithstanding any assistance or content provided by Kiora for the Promotional Materials, CKD shall be solely responsible for any and all liability arising from the development, creation, distribution or use of the Promotional Materials, except to the extent such liability arises directly from [***].

7.4     Licensed Product Trademark

(a)     CKD shall have the right to file any trademark to use in relation to the Licensed Product in the Field in the Territory (the “Licensed Product Trademark”), subject to prior consultation with Kiora to ensure brand continuity; provided, however, that CKD shall have ultimate decision making authority with respect to its filing of any Licensed Product Trademark in the Territory, but shall consider Kiora’s input in good faith. CKD shall solely own all rights in the Licensed Product Trademark in the Territory and shall register, maintain and extend the products and services of the Licensed Product Trademark in the Territory that it determines reasonably necessary, at CKD’s costs and expense. CKD shall be solely responsible, at its own cost and expense, for filing, prosecuting, maintaining and defending the Licensed Product Trademark.

(b)     Kiora shall not use the Licensed Product Trademark in its company name, trade name, domain name or e-mail address. More broadly, Kiora shall do nothing that may, due to an action or omission by it, may reasonably be expected to compromise the validity of the Licensed Product Trademark, affect its value or harm its distinctive strength. Notwithstanding the foregoing, Kiora may use any Licensed Product Trademark as necessary to comply with Laws and as part of its typical course of business in a non-promotional and non-branding manner in identifying CKD as a licensee of the Licensed Technology and the Development, Manufacture and Commercialization of the Licensed Product in the Field in the Territory.

(c )     If CKD desires to market the Licensed Product under a globally unified trademark in connection with its sales strategy, Kiora shall use Commercially Reasonable Efforts to cooperate with CKD in good faith to facilitate such use, including, as applicable, providing CKD with a royalty-free license or sublicense to use any such trademark owned or controlled by Kiora solely for the Commercialization of Licensed Products hereunder, negotiating appropriate trademark coexistence or co-branding arrangements, and executing any documents reasonably necessary to effectuate the foregoing.

8.     Payments

8.1     Initial License Fee

CKD agrees to pay to Kiora a one time and non-refundable license fee (“Initial License     Fee”) of one million dollars ($1,000,000). The Initial License Fee shall be due and payable within [***] days of the Effective Date.

8.2     Development and Regulatory Milestone Payments

In addition to the Initial License Fee, CKD shall, subject to achievement of the applicable milestone in respect to the Development of the Licensed Product, make the following payments to Kiora in consideration of the rights and licenses granted to CKD under this Agreement. [***].

(a)     Development Milestones

[***]

(b)     Regulatory Milestones

[***]

8.3     Sales Milestones

(a)     [***]

(b)     CKD shall notify Kiora promptly (and in all events within [***] Business Days) following the achievement of any Sales Milestone Event. Without limiting the foregoing, CKD shall provide Kiora with [***] Net Sales Reports, and any other information reasonably requested by Kiora for the purpose of calculating Net Sales, pursuant to Section 8.4(c).
(c)     Sales Milestone Event payments shall be due and payable within [***] days of the achievement of the applicable Sales Milestone Event.

8.4     Royalty Payments

(a)     Royalty Rate

In addition to the payments specified in Sections 8.1, 8.2 and 8.3, and in consideration of the rights and licenses granted to CKD under this Agreement, CKD shall pay to Kiora [***]percent ([***]%) (“Royalty Rate”) applied to Net Sales generated by the Licensed Product in the Field in the Territory (each, a “Royalty Payment”), subject to adjustments of the Royalty Rate pursuant to Section 8.5.

(b)     Royalty Term

CKD’s obligation to make Royalty Payments to Kiora shall expire, on a Licensed Product-by-Licensed Product basis, upon the last to occur of: (a) the expiration of the last Valid Claim covering a Licensed Product in the Territory or (b) [***] years after the First Commercial Sale of the first Licensed Product in the Territory (the “Royalty Term”).

(c )     Royalty Payment Timing. Royalty Reports.

(i)     CKD shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all Royalty Payments and other amounts payable to Kiora (including records of Net Sales) and any other records reasonably required to be maintained with respect to CKD’s obligations under this Agreement, in each case for a minimum period of [***] years after the date of the payment to which such records pertain.

(ii)     Within [***] days following the end of each [***], CKD shall provide Kiora with a [***]Net Sales Report and any other information reasonably requested by Kiora for the sole purpose of verifying the Royalty Payment due under this Agreement. In the event that there are no Net Sales during any [***], CKD shall still timely provide to Kiora a [***]Net Sales Report indicating as such. Any Royalty Payments due to Kiora will be paid to Kiora along with such [***]Net Sales Report.

8.5     Royalty Rate Reduction

If CKD Commercializes a Licensed Product where there is no Valid Claim in the Territory, then the Royalty Rate shall be reduced to [***] percent ([***]%) (from the point in time onwards that there are no Valid Claims).

8.6     Kiora Bank Account

All payments due to Kiora under this Agreement shall be made by wire transfer to the bank account designated below (as such may be updated by Kiora upon written notice to CKD):

[***]

8.7     Taxes

Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. In the event that any payment under this Agreement becomes subject to withholding taxes or other taxes, including value-added taxes and government surcharges attached to such value-added taxes under applicable Laws in the Territory, CKD shall be entitled to deduct and withhold from any payments otherwise payable to Kiora pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law, and timely pay to the proper Governmental Authority such amounts. The Parties agree to cooperate with one another and use reasonable efforts to minimize or eliminate such tax withholding or similar obligations in respect of Royalty Payments, milestone payments, and any other payments made by CKD to Kiora under this Agreement. Without limiting the generality of the foregoing, Kiora shall provide CKD with all documentation necessary or useful for CKD to claim a reduced withholding tax rate under applicable tax treaties in the Territory. CKD will provide Kiora with an official tax certificate or other evidence of tax obligation together with proof of payment from the relevant Governmental Authority sufficient to enable Kiora to claim such payment of taxes to the extent such documentation is available to CKD under applicable Law.

8.8     Late Payments

If Kiora does not receive payment of any sum due to it under this Agreement on or before the due date, interest shall thereafter accrue on the sum due to Kiora from the due date until the date of payment, such interest to be calculated at a rate equal to the lesser of (a) [***] percent ([***]%) per month; and (b) the highest rate permitted by applicable Law.

8.9     Reporting

All financial reporting hereunder shall be, if applicable, made on the basis of GAAP (or successor standards and guidelines thereto) as applicable, the accounting standards applicable to CKD’s audited consolidated financial statements.

8.10     Exchange Rate

If any currency conversion is required in connection with any payments to Kiora in connection to Royalty Payments, Net Sales shall first be calculated in the relevant foreign currency (e.g. South Korean Won) and then converted to U.S. Dollars ($) based upon the average exchange rate, over the applicable [***], between each currency of origin and U.S. Dollars ($) as reported by OANDA (www.oanda.com), or an equivalent resource as agreed by the Parties.

8.11     No right to set-off

All amounts due under this Agreement from CKD to Kiora shall be paid in full without any set-off, counterclaim, deduction or withholding, except as expressly permitted under this Agreement or as required by applicable Law (including withholding of taxes).
8.12     [***]

[***]

(a)     [***]

(b)     [***]

(c)     [***]

(d)     [***]

9.     Intellectual Property Rights

9.1     Independently Developed Intellectual Property

All Patents, Know-How and other intellectual property first invented by a Party outside of and independent from the course of activities performed under this Agreement shall, as between the Parties, be deemed owned by such controlling Party. Inventorship will be determined by applying the patent laws of the United States.

9.2     Background IP

Subject to the rights and licenses expressly granted under this Agreement, as between the Parties, Kiora shall retain all right, title and interest in and to the Kiora Background IP (including all rights to prosecute, enforce and defend the Kiora Background IP).

9.3     Ownership of Foreground IP

Subject to the rights and licenses expressly granted under this Agreement, as between the Parties, (a) Kiora shall solely own all right, title and interest in and to Kiora Foreground IP; (b) CKD shall solely own all right, title and interest in and to CKD Foreground IP; and (c) the Parties shall jointly own all right, title and interest in and to Joint Foreground IP. Inventorship will be determined by applying the patent laws of the United States.

9.4     Filing, Prosecution and Maintenance of Kiora Background IP and Kiora Foreground IP

(a)     Subject to Kiora acting consistent with good faith, reasonable business judgment, and commercial practice in the pharmaceutical industry, Kiora, [***], shall have the initial right (but not the obligation), at its expense, to control the prosecution and maintenance of all Kiora Patents, including without limitation, those patents and patent applications that claim (a) a method of using the Licensed Product in the Field or a method of delivering or otherwise administering the Licensed Product in the Field that is not CKD Foreground IP; and (b) a formulation comprising the Licensed Product, which formulation is suitable for delivering the Licensed Product in the Field (collectively “Kiora Prosecuted Patents”), using patent counsel reasonably selected by Kiora.

(b)     Kiora will have the right to make final decisions pertaining to the prosecution and maintenance of the Kiora Prosecuted Patents; provided, however, that to the extent such prosecution or maintenance materially affects CKD’s ability to Develop, obtain Regulatory Approval for, or Commercialize the Licensed Product in the Field in the Territory, Kiora shall consult in good faith with CKD and take into account CKD’s reasonable comments.

(c)     Subject to Kiora acting consistent with good faith, reasonable business judgment, and commercial practice in the pharmaceutical industry, any filing of new patent applications in the Field in the Territory in respect of Kiora Background IP and Kiora Foreground IP shall be at the sole discretion and cost of Kiora, but Kiora shall consult with CKD whether or not to file any new patent applications prior to its decision and provide CKD with a reasonable opportunity to comment.

(d)     Any filing of new patent applications outside the Field in the Territory or in the Field and outside the Territory in respect of Kiora Background IP and Kiora Foreground IP shall be at the sole discretion and cost and expense of Kiora.

(e)     Kiora shall deliver to CKD on an ongoing and timely basis reasonable information as to the status of the filing, prosecution, maintenance and defense of any Kiora Patents and patent applications in the Field in the Territory sufficient to allow CKD to assess the impact on Development, Regulatory Approval,

Commercialization and enforcement in the Territory, for information and cooperation purposes only.

(f)     Kiora shall have final control over any filing, prosecution, maintenance and defense efforts of Kiora Patents and patent applications in the Field in the Territory, provided that Kiora shall take into account any reasonable comments made by CKD and provided further that Kiora shall use its Commercially Reasonable Efforts to file, prosecute maintain and defend the Kiora Background IP, Kiora Foreground IP, and Kiora Patents and patent applications in the Territory and in the Field.

(g)     [***]

(h)     In the event Kiora decides to abandon any non-provisional patent application within the Kiora Prosecuted Patents or declines to file such a patent application in the Territory, Kiora will, within a reasonable period of time, notify CKD thereof (and in any event no later than [***] days prior to any non-extendible payment or filing deadline), and CKD shall then have the right (but not the obligation) to prosecute and maintain such Kiora Prosecuted Patent at its sole expense in the Territory, and promptly upon request, Kiora agrees to cooperate fully with CKD and to provide CKD with such information and execute all required documents, as CKD reasonably requests to facilitate CKD’s prosecution, registration and maintenance of such abandoned Kiora Prosecuted Patent. In the event CKD undertakes the filing, prosecution, or maintenance of any Kiora Prosecuted Patent pursuant to the foregoing, CKD shall be entitled to deduct from any royalties or other payments (including milestone payments) owed to Kiora under this Agreement an amount equal to [***].

(i)     The Parties agree that any and all decisions, filings, actions, or strategies relating to the prosecution and maintenance of any Joint Foreground IP shall be determined by mutual written agreement between the Parties. The Parties undertake to define in good faith ownership and exploitation rights of said Joint Foreground IP before any patent application filing on said Joint Foreground IP and shall provide each other with reasonable assistance and cooperation with respect to the prosecution and maintenance of Joint Foreground IP; provided, however, unless otherwise agreed upon by the Parties in writing, with respect of any Joint Foreground IP, whether patentable or not:

(i)     CKD shall have the exclusive exploitation rights of such Joint Foreground IP with the right to license in the Field in the Territory in accordance with Section 2, without any duty of accounting to Kiora, provided that any cost of any nature related to the protection of, transfer to, or use by CKD of such Joint Foreground IP for said exploitation by CKD will be the responsibility of CKD, and

(ii)     Kiora shall have the exclusive exploitation rights of such Joint Foreground IP with the right to license in the Field outside the Territory as well as outside the Field in and outside the Territory without any duty of accounting to CKD; provided that any cost of any nature related to the protection of, transfer to, or use by Kiora of such Joint Foreground IP for said exploitation by Kiora (including through license) will be the responsibility of Kiora.

For the avoidance of doubt, the Parties understand that the prosecution and maintenance of any Joint Foreground IP pursuant to this Section 9.4(i) shall not materially and adversely affect CKD’s ability to Develop, obtain Regulatory Approval for, or Commercialize the Licensed Product in the Field in the Territory.

9.5     Filing, Prosecution, Maintenance and Defense of CKD Foreground IP

CKD shall have the sole discretion and authority, at its own cost and expense, with respect to filing, prosecuting, maintaining and defending CKD Foreground IP and related improvements anywhere in the world, including in the Field in the Territory and elsewhere. During the Term only, and to the extent specifically identified and separately agreed upon in writing by the Parties, CKD will grant, and hereby grants, Kiora a non-exclusive, royalty-free, non-transferable (subject to Section 18.1), fully-paid, perpetual, sublicensable licence to CKD Technology for the purpose of the Development, registration, Manufacturing and Commercialization of the Licensed Product by or on behalf of Kiora in the Field outside the Territory, and/or outside the Field in and outside the Territory. For clarity, such license shall not be construed to grant Kiora any rights to use CKD Technology to (i) Develop, Manufacture, or Commercialize any product that is competitive with the Licensed Product in the Field in the Territory, or (ii) sublicense CKD Technology for independent commercial exploitation by any Third Party. Any cost of any nature related to the protection of, transfer to or use by Kiora of CKD Technology for said exploitation by Kiora in the Field outside the Territory or outside the Field in and outside the Territory will be borne solely by Kiora.

9.6     Cooperation in Respect of Kiora Patent Prosecution

CKD shall, at its own cost and expense to a reasonable extent, provide Kiora with reasonable and customary assistance and cooperation in any Patent prosecution efforts in respect of the Kiora Patents, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. Such cooperation may further include, upon reasonable prior written request by Kiora, coordinating filing or prosecution of applications to avoid potential issues during prosecution (including novelty, enablement, estoppel, double-patenting and execution of amendments), and the assistance of CKD’s relevant personnel.

9.7     Third Party Infringement of the Kiora Background IP and Kiora Foreground IP

(a)     CKD shall promptly, upon becoming aware, notify Kiora in writing, giving reasonable particulars to its knowledge, if any of the following matters come to its attention:
(i)     any actual, suspected or threatened infringement of the Kiora Patents;

(ii)     any actual or threatened claim that any of the Kiora Patents are invalid;

(iii)    any actual or threatened opposition to any of the existing Kiora Patents or     any new Patents and patent applications filed by Kiora [***];

(iv)     any claim made or threatened that exploitation of any of the Kiora Patents infringes the rights of any Third Party;

(v)     any person applies for, or is granted, a Patent by reason of which that person may be, or has been, granted rights that conflict with any of the rights granted to CKD under this Agreement;

(vi)     any application is made for a compulsory licence under any Kiora Patent; or

(vii)     any other form of attack, charge or claim to which the Kiora Patents may be subject that could reasonably be expected to materially impair CKD’s Licensed Rights under this Agreement.

(b)     In respect of any of the matters listed in Section 9.7(a):

(i)     Kiora shall, acting in good faith and consistent with Commercially Reasonable Efforts, decide what action, if any, to take;

(ii)     if Kiora decides, acting in good faith and consistent with Commercially Reasonable Efforts, to institute proceedings, it may do so in its name alone or in the name of Kiora and CKD, subject to CKD’s prior consent to be named (such consent not to be unreasonably withheld, conditioned, or delayed); provided, that Kiora shall use Commercially Reasonable Efforts to procure reasonable assistance from its licensors, including [***], in connection with such proceedings;

(iii)     as between Kiora and CKD, Kiora shall have primary control over, and conduct of, all claims and proceedings; provided that CKD shall, at its expense, have the right to participate and be consulted in any such claims and proceedings relating to the Field in the Territory;

(iv)     CKD shall not make any admissions other than to Kiora and shall provide Kiora with all reasonable and non-disruptive assistance that it may reasonably require in the conduct of any claims or proceedings;

(v)     Kiora shall solely bear the cost of any proceedings, including any associated costs, attorneys’ fees, and other expenses.

(c)     Kiora shall not settle any claim, suit or action brought in respect of the infringement of the Kiora Patents by a Third Party that would reasonably be expected to have the effect of diminishing any rights or licenses granted to CKD under this Agreement, that imposes any obligation, admission, liability, or restriction on CKD, or that includes a full and unconditional release from all liability by alleged infringers on behalf of CKD, without obtaining prior written consent of CKD, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    If Kiora fails to initiate litigation or take steps to abate such infringement with respect to the matters listed in Section 9.7(a) within [***] days after a written request by CKD to do so, CKD, in its discretion, may undertake such action as it deems necessary to enforce the Kiora Patents in the Field in the Territory, at CKD’s expense; provided that CKD shall have the right to recover its reasonable out-of-pocket enforcement costs from any damages or settlement proceeds in accordance with Section 9.8.

(e)     Each Party agrees to cooperate reasonably and provide each other with information or assistance that the other Party may reasonably request in connection with any litigation initiated as described above in this Section 9.7, including voluntarily consenting to be named as a plaintiff in an action commenced by the other Party, subject to reasonable confidentiality, privilege, and burden limitations. Such assistance shall also extend to providing and making available, to the extent reasonably possible, relevant records, papers, information, samples, specimens, and employee testimony.

(f)     [***]

9.8     Allocation of Monetary Damages

If either Party recovers monetary damages from any Third Party in a suit or action or in a settlement against a Third Party (“Award”) involving the Kiora Patent, [***] or CKD Foreground IP, any Award paid by a Third Party as a result of any such infringement action (whether by way of settlement or otherwise) shall be applied:
(a)     [***]

(b)     [***]

(c)     [***]

9.9     Infringement of Third Party rights

(a)     [***]

(b)     [***]

(c)     [***]
(d)     [***]

(e)     [***]

9.10     License Registration

Kiora agrees that CKD may, at its discretion and if permitted under applicable Laws, register this Agreement (which may be redacted by mutual agreement by the Parties) with the Patent authorities in the Territory. CKD shall, at its sole cost and expense, prepare and deliver to Kiora such instruments and other documents reasonably necessary and in proper form for such registration. Kiora undertakes to promptly provide to CKD any reasonable assistance to complete such registration. The Parties acting in good faith shall mutually agree the form of documents to be used for such purpose and shall cooperate to preserve the confidentiality of this Agreement to the extent permitted under applicable Laws. Kiora shall execute and return to CKD any instruments and documents required for the registration within [***] Business Days from their receipt.

10.     Representations and Warranties

10.1     The Parties Representations and Warranties

(a)     Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

(i)     it is a corporation or other entity duly organized and subsisting under the applicable Laws of its jurisdiction of incorporation or organization;

(ii)     it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(iii)     it has the power, authority and legal right, and is free to, enter into and perform its obligations under this Agreement and, in so doing, will not violate or conflict with (i) any other agreement to which such Party is a party as of the Effective Date; or (ii) any instrument or binding understanding, oral or written, to which such Party is a party or by which it is otherwise bound;

(iv)     this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms;

(v)     it has taken all corporate action necessary to authorize the execution and delivery of this Agreement;

(vi)     Except in respect of Regulatory Approvals for the Licensed Product or as otherwise described in this Agreement, it has obtained all necessary consents, approvals, and authorizations of all Regulatory Authorities and other Third Parties required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder;

(vii)     Neither it nor its Affiliates or their respective officers or executive employees, have, during the period of [***] years prior to the Effective Date:

(A)     been Debarred (as defined below) or are subject to Debarment or, convicted of a crime for which a Person could be Debarred before a Regulatory Authority under applicable Laws; or

(B)     ever been under indictment for a crime for which a Person could be Debarred under such Laws; provided that the foregoing representations are made to such Party’s actual knowledge after reasonable inquiry.

“Debarred” shall mean a Person has been debarred pursuant to Section 306 of the U.S. Federal Food, Drug, and Cosmetic Act (“FD&C Act”) (or similar Law outside of the U.S.), or is the subject of a conviction described in such section and “Debarment” shall have a corresponding meaning. Either Party shall inform the other Party in writing immediately if it or any Person who is performing services for it hereunder is Debarred or is the subject of a conviction described in Section 306 of the FD&C Act (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the Debarment of it or any Person used in any capacity by it in connection with the performance of its obligations under this Agreement.

(viii)     The execution and delivery of this Agreement and the performance of its obligations hereunder:

(A)     do not conflict with or violate any provision of its articles of incorporation, bylaws, limited partnership agreement, or any similar instrument as applicable, in any material way, and

(B)     do not conflict with, violate, or breach or constitute a default or require any consent under any contractual obligation or court or administrative order by which it is bound.

(ix)     it will accurately maintain books and records and internal controls with respect to dealings, payments and transactions related to this Agreement. Each Party shall have in place an adequate system of internal financial controls with respect to its activities and transactions related to this Agreement.

(b)     Each Party represents that it has reviewed and understands the applicable Laws regarding anti-bribery or anticorruption, and each Party represents, warrants and undertakes that it will abide by the provisions thereof with respect to this Agreement and the Licensed Product.

10.2     Kiora’s Representations and Warranties

Kiora hereby represents and warrants to CKD that, as of the Effective Date:

(i)     The Licensed Technology is validly Controlled by Kiora. Each Kiora Patent listed in Exhibit A has been filed in good faith, without harming any inventor’s rights, has been prosecuted and maintained in a manner consistent with reasonable industry standard practice, in each case in each applicable jurisdiction in which such Kiora Patents have been filed, and as far as Kiora is aware after reasonable inquiry, any applicable fees, maintenance fees, annuities, and inventorship related payments (to the extent such fees have come due) have been paid on or before the due date for payment. Kiora has taken all reasonable steps to protect the Kiora Know-How and, notably, has implemented all confidentiality frameworks and obligations necessary to preserve the secret nature of the Kiora Know-How which is not the subject-matter of a Kiora Patent using the same level of care as it exercises in protecting its other Know-How but in no event less than a reasonable degree of care.

(ii)     Neither Kiora nor any of its Affiliates has granted any right or license, or agreed to grant any right or license, to any Third Party relating to any of the intellectual property rights that are licensed by Kiora or any of its Affiliates to CKD pursuant to this

Agreement that conflict with, or limit the scope of, any of the rights or licenses granted to CKD pursuant to this Agreement.

(iii)     As far as Kiora is aware, there is and will be no pending claim, suit, action, demand or other proceeding brought or made by a Third Party against Kiora or any of its Affiliates:

(A)     challenging the inventorship, validity or enforceability of any of the Licensed Technology in the Territory and in the Field, or

(B)     seeking to subject any of the Kiora Patents to interference, re-examination, reissue, revocation, opposition, appeal or other administrative proceedings.

10.3     CKD’s Representation and Warranties

CKD represents and warrants that it is familiar with the provisions of the U.S. Foreign Corrupt Practices Act (“FCPA”); covenants that it will abide by the provisions thereof with respect to the Licensed Product’s Commercialization in the Field in the Territory in all material respects.

11.     Certain Covenants

Each Party hereby covenants throughout the Term as set forth below:

(a)     All of such Party’s and its Affiliates’ employees and contractors who are engaged in activities under this Agreement will be under the obligation to assign to such Party or such Party’s Affiliate, as applicable, in each case as the sole owner, all rights, titles and interests in and to their Inventions and discoveries arising directly in the performance of such work under this Agreement, whether or not patentable, either immediately upon invention or, if applicable Law so provides, upon disclosure to and demand made by such Party or such Party’s Affiliates; provided, however, that for employees based in a jurisdiction where a prior obligation to assign is not permitted, the obligation under this Section will be deemed satisfied if (i) each such employee is obligated to notify his employer of such Inventions and (ii) the employer has an established program for receiving such notifications and timely claiming ownership of or exclusive rights to such Inventions after notification to the extent permitted under applicable Law. All compensations, salaries or fair prices shall be paid by such Party’s and its Affiliate’s to the employees in accordance with applicable Law.

(b)     Each Party will not, and will cause its Affiliates not to, employ or use any contractor that employs any individual or entity (i) that has been Debarred by a Regulatory Authority under applicable Laws or convicted of a crime for which such Person could be so Debarred, or (ii) that is the subject of a pending Debarment investigation or proceeding of a Regulatory Authority under applicable Laws, in each case of sections (i) and (ii), in the conduct of such Party’s or its Affiliates’ activities under this Agreement. If during the Term, a Party has reason to believe that actions or omissions have occurred that will cause such Party to breach the covenant in the immediately preceding sentence, then such Party promptly shall notify the other Party of same in writing.

(c)     Such Party shall not, and shall cause its Affiliates not to, enter into any agreement or other arrangement with a Third Party that conflicts with the rights granted to the other Party under this Agreement.

12.     Confidentiality - Scientific Publications

12.1     Confidentiality

(a)     During the Term of this Agreement, Recipient:

(i)     subject to sub-sections (iii) and (iv) below, shall hold in strict confidence any and all Confidential Information disclosed to it by Discloser and shall not use, nor disclose or supply to any Third Party, nor permit any Third Party, to have access to Discloser’s Confidential Information, without first obtaining the written consent of Discloser, other than Recipient’s employees and agents who have a need to know in connection with the performance of its obligations and exercise of its rights under this Agreement that are apprised of the confidential nature of the Confidential Information and are bound by obligations with respect to such Confidential Information substantially similar to those set forth in this Agreement;

(ii)     shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to Discloser’s Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any third party; and

(iii)     may disclose Discloser’s Confidential Information to its Affiliates, actual and potential Sublicensees and actual and potential collaborators, in each case solely to the extent reasonably necessary for the purpose of the performance of Recipient’s obligations and exercise of Recipient’s rights under this Agreement, provided in each case that such Affiliates, actual and potential Sublicensees and actual and potential collaborators are bound by terms and conditions of confidentiality no less protective than the terms and conditions that bind Recipient hereunder; provided, however, that the duration of such terms and conditions of confidentiality for such recipients shall be reasonable and consistent with industry standards, taking into account the nature of the recipient and the purpose of disclosure.

(b)     For the avoidance of doubt, it is understood that Recipient shall be liable for any breach of the confidentiality obligation under this Section 12.1 to the extent such breach results from Recipient’s failure to comply with its obligations under this Agreement, including its obligation to impose confidentiality obligations no less protective than those set forth herein.

(c )     The obligations of confidentiality and non-use under this Section 12.1 shall not apply to, and Recipient shall have no further obligations under this Section 12.1 with respect to, any of Discloser Confidential Information, to the extent that Recipient can demonstrate that such disclosure of Confidential Information:

(i)     is or becomes part of the public domain without breach by Recipient of this Agreement;

(ii)     was rightfully in Recipient’s possession before disclosure by Discloser to Recipient and was not acquired directly or indirectly from Discloser, as documented by Recipient’s written records;
(iii)     is obtained from a Third Party with no applicable obligation of confidentiality to Discloser, and such Third Party has a right to disclose such Confidential Information to Recipient;

(iv)     is developed independently by Recipient without use of or reference to Discloser’s Confidential Information, as evidenced by Recipient’s written records;

(v)     is required to be revealed in response to a court decision or administrative order, or to otherwise comply with applicable Law, applicable rules of any recognized stock exchange or quotation system or applicable rules or requirements of the SEC or other Governmental Authority or Regulatory Authority, provided, that in each such case Recipient shall, if legally permissible, inform Discloser immediately by written notice and cooperate with Discloser using its Commercially Reasonable Efforts either to seek protective measures for such Discloser Confidential Information, or to seek confidential treatment of such Discloser Confidential Information, and in any case Recipient shall disclose only such portion of the Discloser Confidential Information which is so required to be disclosed;

(vi)     any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of Recipient unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of Recipient.

(d)     Nothing herein shall prevent Recipient from disclosing any Discloser Confidential Information to the extent that such Discloser Confidential Information is required to be used or disclosed for the purposes of seeking or obtaining approvals for the Licensed Product from Regulatory Authorities, including Regulatory Approvals, or seeking or maintaining Patent protection for inventions it owns or has responsibility for prosecuting under Section 9. For the avoidance of doubt, Kiora shall provide CKD, on a timely basis, with reasonable access to all clinical, non-clinical and regulatory data generated by or on behalf of Kiora relating to the Licensed Product, including data generated in ongoing or not-yet-completed Clinical Trials, to the extent reasonably necessary for CKD to prepare, submit and maintain Regulatory Filings and Regulatory Approvals in the Territory; provided, however, in the event such data is owned or controlled by a third party, including without limitation, any other sublicensee of Kiora, Kiora’s obligation will be to use Commercially Reasonable Efforts to provide to CKD access to such data.

(e)     Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement; provided, however, that each Party, subject to the use and disclosure restrictions set forth herein: (a) shall be entitled to retain one archival copy thereof solely for purposes of determining its continuing obligations under this Agreement; and (b) shall not be required to destroy (i) any records required to be held by it in accordance with Applicable Law, or (ii) computer records or files that have been created pursuant to the receiving Party's automatic archiving and back-up procedures and the removal of which is not technically reasonable. Upon written request, the receiving Party shall certify in writing its compliance with the foregoing provision.

12.2     Scientific Publication

(a)     CKD may have a legitimate interest in publishing in a journal, paper, magazine, present at professional meetings or make similar disclosures of information specifically related to the Licensed Product in the Field (the “Scientific Publication”). Such Scientific Publications shall comply with widely accepted scientific standards.

(b)     Any draft Scientific Publication intended to be submitted for publication by CKD hall first be sent to Kiora, (i) at least [***] Business Days in advance of the submission for publication where the Scientific Publication is an article for a peer reviewed journal; and (ii) at least [***] days in advance of the submission for publication where the Scientific Publication is an abstract or a presentation.

(c)     Kiora shall review and provide comments within (i) [***] Business Days of receipt of the draft Scientific Publication, where the draft Scientific Publication in question is an article for a peer reviewed journal; and (ii) [***] Business Days of receipt of the draft Scientific Publication, where the draft Scientific Publication in question is an abstract or presentation and shall have the right to object in order to preserve:

(i)     its intellectual property rights by delaying such publication; and/or

(ii)     its Confidential Information.

In the event that Kiora makes such an objection, the Parties shall negotiate amendments acceptable to both Parties and agree upon a revised timing for the publication.

(d)     CKD shall:

(i)     refrain from making any presentation or publication for a reasonable period not exceeding [***] days following submission of the proposed publication to Kiora, or otherwise ensured protection of the results contained in the proposed presentation or publication; and

(ii)     remove any Confidential Information of Kiora from the proposed presentation or publication.

(e)     Kiora’s contribution shall be acknowledged in any publication by co-authorship or acknowledgment, whichever is appropriate in accordance with customary scientific practice. In case of joint publications, the citation order and respective functions of the authors (e.g., first author, last author, corresponding author) shall be determined in good faith by the Parties, in accordance with the rules applicable in the scientific community. Once approval has been granted for a particular disclosure, such disclosed information may be subsequently disclosed without requiring additional approval for each instance of disclosure, unless the recipients of the disclosure are different.

(f)     For clarification, the aforementioned sections do not restrict the obligations of CKD according to applicable Law to publish or otherwise disclose results of Clinical Trials.

12.3     Remedies

Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, enjoining or restraining the other Party from any violation or threatened violation of this Section 12.

13.     Press Releases – Publicity

13.1     Publicity

Except as otherwise permitted under this Agreement or required under applicable Laws, no disclosure shall be made by either Party concerning the execution of this Agreement or the terms and conditions hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding Section 12, each Party may issue a press release following the execution of this Agreement, subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed granted if no written objection is provided within [***] Business Days after receipt of the proposed disclosure. Notwithstanding the foregoing, the content and timing of any press release relating to the execution of this Agreement shall be mutually agreed in writing, and each Party may issue such press release in its sole discretion following the Effective Date; provided, however that the other Party’s pre-approval shall not be required for any press release that has its content limited to disclosures required under Section 13.3.

13.2     Disclosure of Agreement to Third Parties

Notwithstanding Sections 12 and 13, either Party may disclose to bona fide potential investors, lenders, acquirers, and to such Party’s consultants and advisors, the existence and material terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business merger, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement and do not use such information for any purpose other than the evaluation of the applicable financing or acquisition.

13.3     Disclosures Required by Law

Each Party agrees that it shall cooperate fully and in a timely manner with the other Party with respect to all disclosures required by a Governmental Authority, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure. Notwithstanding any other provision of this Agreement, either Party may issue any public announcement or other disclosure that it is advised by legal counsel is required under applicable Laws. Without limiting the generality of the foregoing, each Party shall have the right to make any required disclosures in filings made to the SEC or similar requirements under GAAP or applicable Laws, provided, that such Party shall provide the other Party with proposed disclosures draft for review prior to disclosure to the extent practicable and ensure that any such release will be limited in its disclosure only to information that is required for such disclosing Party to be in compliance with GAAP or applicable Laws.

14.     Compliance

14.1     Anti-Corruption Laws

(a)     CKD and CKD’s Affiliates and its and their distributors and agents (“CKD Representatives”):

(i)    shall comply with all applicable Laws relating to anti-corruption, anti-kickback, prohibition against unlawful/improper inducement payments, including the FCPA (“Anti-Corruption Laws”), as well as all applicable Regulatory Approvals for the Licensed Product. CKD shall notify Kiora in writing (A) promptly if any Third Party (including any Governmental Authority) alleges that any activities of CKD or any other CKD Representative in connection with this Agreement constitute a Material Compliance Event or (B) within [***] Business Days after CKD has completed an initial assessment and reasonably determined that a Material Compliance Event has occurred; provided that any such disclosure shall be subject to applicable attorney-client privilege, work product doctrine, and applicable data privacy laws. To the extent any such investigation is caused by or results from instructions, materials, or conduct of Kiora or its Affiliates, the Parties shall cooperate in good faith with respect to the conduct of such investigation, and the costs thereof shall be allocated between the Parties in a reasonable manner, taking into account the relative responsibility of each Party. CKD shall report to Kiora within the timeframe set forth above, with respect to the alleged failure by any CKD Representative to comply with the requirements set forth herein or any reports provided pursuant to this Section 14.1(a)(i) and what action, if any, was taken by CKD as a result. Without limitation to the foregoing, CKD shall investigate any reports provided pursuant to this Section 14.1(a)(i) and to the extent appropriate, promptly report the results of such investigation to Kiora; and

(ii)     shall not knowingly offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person in whatever form (including, without limitation, gifts, travel, entertainment, contributions, or anything else of value) in order to obtain an improper advantage, cause the recipient to violate an official or lawful duty, reward the recipient for an improper advantage already given, or for any other improper purpose.

14.2     General Compliance Statement

(a)     Each Party agrees, that in connection with this Agreement and during the Term of this Agreement:

(i)    it shall not take any action in connection with its activities under this Agreement that will or would reasonably be expected to (A) cause such Party to be in violation of any applicable Laws or regulation including Anti-Corruption Laws or Export Control laws; and/or (B) jeopardize, hinder, or prohibit the performance of this Agreement;

(ii)     it shall ensure that (A) to the extent applicable to such Party’s activities, any Licensed Product Manufactured for the Development and Commercialization activities hereunder shall (1) be manufactured and supplied in accordance with, and shall meet, the specifications for the Licensed Product, (2) be manufactured and supplied in compliance with all applicable Law, including cGMP and health, safety and environmental protections, and that (B) it will comply with all Applicable Laws to Clinical Trial including Good Clinical Practices (GCPs);

(iii)     it will co-operate with the other Party to the extent reasonably required for the safeguarding of any Clinical Trial patients and to comply with any pharmacovigilance regulatory obligations applicable to the Licensed Product within the scope of such Party’s responsibilities under this Agreement.

15.     Indemnification, Insurance and Limitation of Liability

15.1     By Kiora

Kiora shall indemnify, defend and hold harmless CKD and its Affiliates, and its and their respective directors, officers, and employees (collectively, the “CKD Indemnitees”) from and against any and all losses, damages, penalties, fines, costs or expenses (including reasonable attorneys’ or accountants’ fees, and other reasonable expenses of litigation) (collectively, “Losses”) arising from any claim, suits, action, demand, lawsuit, arbitration, legal or administrative or regulatory proceeding, charge, complaint, investigation or judgment by a Third Party (other than a CKD Indemnitee but including any past or current employee of Kiora or a Co-Inventor) or Regulatory Authority (each, a “Third Party Claim”) against a CKD Indemnitee to the extent such Third Party Claims result from: (i) Kiora’s breach of any representation, warranty, covenant, or obligation under this Agreement; (ii) the gross negligence or wilful misconduct of Kiora or any of its Affiliates; (iii) any allegation that Kiora does not have the right to grant the Licensed Rights granted under this Agreement; (iv) any final monetary damages awarded by a court of competent jurisdiction, or monetary amounts agreed in a settlement approved in writing by Kiora, payable by a CKD Indemnitee to a Third Party based on a claim that the unmodified Licensed Technology, as provided by Kiora to CKD under this Agreement and used solely in accordance with the Licensed Rights, infringes or misappropriates Third Party intellectual property rights existing prior to the Effective Date; or (v) the Development, Manufacture or Commercialization of the Licensed Product by or on behalf of Kiora outside the Territory, to the extent such activities give rise to a Third Party Claim against a CKD Indemnitee, except to the extent such Third Party Claim arises from a circumstance described in Section 15.2. Notwithstanding the foregoing, Kiora shall have no obligation under clause (iv) to the extent the applicable Third Party Claim or Losses arise from or relate to (A) any modification of the Licensed Technology not made by or on behalf of Kiora, (B) the combination of the Licensed Technology with any product, technology, method, process, data, material, equipment, component, or service not provided by or on behalf of Kiora, (C) CKD Technology, CKD Foreground IP, CKD Development Data, or other intellectual property, materials, data, know-how, or technology provided by or on behalf of CKD or any of its Affiliates or Sublicensees, (D) any use of the Licensed Technology outside the scope of the Licensed Rights or otherwise in breach of this Agreement, or (E) continued use of the Licensed Technology after Kiora has provided a non-infringing alternative or instructed CKD in writing to cease such use. [***]. Kiora’s aggregate liability under clause (iv) shall not exceed [***].

15.2     By CKD

(a)     CKD shall indemnify, defend and hold harmless Kiora and its Affiliates and its and their respective directors, officers, and employees (collectively, the “Kiora Indemnitees”) from and against any and all Losses arising from any Third Party Claim against a Kiora Indemnitee to the extent resulting from:

(i)     CKD’s breach of any representation, warranty, covenant, or obligation under this Agreement;

(ii)     the gross negligence or wilful misconduct of CKD or any of its Affiliates or Sublicensees, in connection with the performance by or on behalf of CKD of CKD’s obligations or exercise of CKD’s rights under this Agreement;

(iii)     or the Development, Manufacturing and/or Commercialization of the Licensed Product by CKD or its Affiliates or Sublicensees.

except to the extent such Third Party Claim arises from a circumstance described in Section 15.1.

(b)     [***]

15.3     Procedure

In the event of any Third Party Claim against any CKD Indemnitee or Kiora Indemnitee (each, an “Indemnitee”) for which indemnification is sought under this Section 15, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) in writing of such Third Party Claim; provided that, failure to promptly notify the Indemnitor shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 15 solely to the extent, and solely for that portion of the Losses, that any delay is actually prejudicial to the Indemnitor’s ability to defend such action.

15.4     Settlement

With respect to any Losses consisting of the payment of monetary damages in connection with a Third Party Claim, the Indemnitee shall seek the prior written consent of the Indemnitor, before entering into any settlement or otherwise deal with such Loss, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, that no such consent shall be required where the settlement (i) involves only the payment of monetary damages fully indemnified by the Indemnitor, (ii) does not impose any admission of liability, injunctive relief, non-monetary obligation, or restriction on the Indemnitee, and (iii) includes a complete and unconditional release of the Indemnitee from all liability with respect thereto), and the Indemnitor shall transfer to the Indemnitee all amounts which said Indemnitee agreed to pay or is obligated to pay pursuant to a final, non-appealable judgment or an approved settlement, prior to the time of the entry of judgment or such settlement, as applicable.

15.5     Cooperation

If the Indemnitor chooses to defend or prosecute any Third Party Claim, the Indemnitee will, and will cause each other applicable Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim; provided that such cooperation shall be subject to reasonable confidentiality, legal privilege, and burden limitations. Such cooperation will include access during normal business hours afforded to the Indemnitor to, and reasonable retention by the Indemnitee of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnitor will reimburse the Indemnitee for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

15.6     Expenses of the Indemnitee

Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnitee in connection with any Third Party Claim will be reimbursed on a [***] basis by the Indemnitor, without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

15.7     Insurance

(a)     Each Party shall maintain, at its own cost and expense, a program of insurance or self-insurance against liability and other risks associated with its activities and obligations under this Agreement, including its (i) Clinical Trials, (ii) its Development activities, (iii) use, (iv) Manufacture, (v) Commercialization of the Licensed Product, and (vi) its indemnification obligations hereunder, in such amounts, subject to such deductibles, and on such terms as are customary for the activities to be conducted by it under this Agreement and consistent with industry practice for similarly situated pharmaceutical companies.

(b)     All insurance required by this Section 15.7 shall be maintained during the Term and each Party shall, from time to time, provide copies of certificates of such insurance to the other Party upon request.

15.8 Limitation of Liability: Exclusion of Damages: Disclaimer.

(a)     Except to the extent a Party is required to provide indemnification under this Section 15, and without limiting the liability of a Party for infringement or misappropriation of the intellectual property rights of the other Party or any of its Affiliates, or for breach of its confidentiality obligations hereunder, or for fraud or wilful misconduct, or any other liability which cannot be limited or excluded by Law, neither Party shall be liable to the other Party for special, indirect, incidental, punitive, or consequential damages (including damages resulting from loss of use, loss of profits, interruption or loss of business, diminution of value, or other economic loss) arising out of this Agreement or with respect to a Party’s performance or non-performance hereunder.

(B)     Except as expressly provided in this Agreement, neither Party provides any ADDITIONAL representations or warranties regarding any subject matter of this Agreement and, EXCEPT as expressly provided in this Agreement, each Party hereby disclaims all other representations and warranties, whether written or oral, express and implied, including regarding title, validity, patentability, enforceability of Patent rights, the implied warranties of merchantability, fitness for a particular purpose, and to the extent permitted by Law, freedom from infringement of third party rights, and any warranties arising from a course of dealing, usage or trade practices.

16.     Term – Termination

16.1     Term

This Agreement shall become enforceable at the Effective Date and shall remain in effect for the duration of [***] (the “Term”), unless terminated in accordance with this Article 16.

16.2     Expiration.

(a)     [***]

16.3 Termination.

(a)     [***]

(b)     [***]

(c )     [***]

(d)     [***]

(e)     [***]

16.4 Consequences of Termination.

(a)     [***]

(b)     [***]

(c )     [***]

(i)     [***]

(ii)     [***]

(iii)     [***]

(d)     [***]

(e)     [***]

(f)     Survival

On termination or expiry of this Agreement, the following provisions shall continue in full force and effect pursuant to their terms: Sections [***], together with any other provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Agreement.

(g)     Other Remedies

The expiry or termination of this Agreement shall be without prejudice to any rights or liabilities of either Party accrued at the date of termination or expiry, or which may accrue after termination or expiry in respect of any act or omission prior to termination or expiry (including any act or omission giving rise to termination).

17.     Dispute Resolution and Governing Law

17.1     Governing Law

Any dispute, claim or controversy arising under or related to this Agreement, including the construction, validity and performance of this Agreement, and any non-contractual obligations shall be governed by the substantive laws of New York, without regard to its conflict of laws principles, and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

17.2     Dispute Resolution

Notwithstanding Section 17.1, in the event of any disputes, controversies or differences between the Parties, arising out of, in relation to, or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of this Agreement (a “Dispute”), then upon the written request of either Party, the Parties agree to meet and discuss in good faith an amicable resolution thereof, which good faith efforts include at least one in-person meeting between the Executives of each Party. If the Dispute is not resolved within [***] days following the written request for amicable resolution, then either Party may then initiate arbitration under this Section 17.2 and the Dispute shall be finally resolved by arbitration under the arbitration rules of the International Chamber of Commerce (“ICC”) in force at the date of this Agreement (the “Rules”) (which Rules are deemed to be incorporated by reference into this Agreement). The following provisions shall apply, unless the Parties agree otherwise: (a) the number of arbitrators shall be three; (b) one arbitrator shall be appointed by or on behalf of each of the Parties; (c) the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the Parties (if not chosen and nominated to the ICC for appointment within thirty (30) days of confirmation by the ICC of the later of the two party-appointed arbitrators to be confirmed, the third arbitrator shall be chosen by the ICC); (d) the seat, or legal place, of arbitration shall be Singapore; (e) the language of the arbitration shall be English; (f) the arbitration award shall be final and binding on the Parties, and judgment upon the award may be entered by any court having jurisdiction thereof; and (g) except as may be required by applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Notwithstanding the foregoing, either Party may seek interim, conservatory or injunctive relief in any court of competent jurisdiction, including to prevent actual or threatened misuse of intellectual property, breach of confidentiality, or unauthorized regulatory or commercial activities, without waiver of this arbitration agreement.

18.     General Provisions

18.1     Assignment

This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including those that may succeed by assignment, transfer or otherwise to the ownership of the assets necessary to the conduct of the business to which this Agreement relates. Except as expressly provided in Section 16.4(e), this Agreement is personal to the Parties, which means that it may not be assigned or otherwise transferred by either Party, without the prior written consent of the other Party (not to be unreasonably withheld or delayed), except that:

(a)     Kiora may assign or otherwise transfer this Agreement to an Affiliate or in connection with a Change of Control, without the prior written consent of CKD; provided that Kiora shall provide CKD with written notice of such assignment promptly prior to the effective date of such assignment and such assignment does not materially and adversely affect CKD’s rights or obligations hereunder; and

(b)     CKD may assign or otherwise transfer this Agreement to an Affiliate or in connection with a Change of Control, without the prior written consent of Kiora; provided that CKD shall provide Kiora with written notice of such assignment promptly prior to the effective date of such assignment.

Notwithstanding the foregoing, in the event of any assignment or transfer of this Agreement by Kiora in connection with a Change of Control, the assignee or successor shall expressly assume in writing all of Kiora’s obligations under this Agreement, and such assignment or transfer shall not materially and adversely affect CKD’s rights, benefits, or economic position under this Agreement. For the avoidance of doubt, any Change of Control of Kiora shall not, by itself, result in any modification, termination, suspension, or impairment of the licenses or other rights granted to CKD under this Agreement, and CKD’s rights hereunder shall continue in full force and effect.

If Kiora undergoes a Change of Control involving an entity that is a direct competitor of CKD in the Field in the Territory, the Parties shall discuss in good faith appropriate measures to preserve CKD’s rights and legitimate interests under this Agreement, including continued supply, access to Licensed Technology, and protection of Confidential Information.

Any successor or assignee of rights and/or obligations permitted hereunder shall be in writing to the other Party, the successor/assignee shall expressly assume performance of all assigned rights and/or obligations. Any attempted assignment or transfer that does not comply with this Section shall be of no force or effect.

18.2     Audits

(a)     Kiora [***] shall have a right to request an audit (“Audit”) of CKD, its Affiliates or Sublicensees (the “Audited Party”) during the Term and for a period covering not more than the preceding [***] years, solely to the extent necessary to confirm the accuracy of Sales Reports issued by CKD to Kiora and the Net Sales forming the basis for the calculation of amounts paid/payable hereunder. CKD shall procure that its Affiliates and any Sublicensees grant Kiora or its nominee access to relevant sales records and books and accounts for such purpose. Kiora [***] shall only have the right to request such Audit one time every [***]. Upon the written request by Kiora [***] to CKD to conduct an Audit, Kiora [***] (as applicable) shall have the right to engage an independent, accounting firm reasonably acceptable to CKD (“Accountants”) to perform such review on site during normal business hours and in a manner that does not unreasonably interfere with the Audited Party’s business, exclusively of the relevant books of accounts and other records of the Audited Parties as is reasonably necessary to enable the Accountants to calculate or otherwise confirm the accuracy of relevant Net Sales Report for such [***] (or parts thereof) and the amounts paid/payable hereunder as requested by Kiora [***]. Such Accountants shall:

(i)     be given access to, and shall be permitted to examine and copy such books of accounts and records of the Audited Party upon at least [***] Business Days’ prior written notice to the Audited Party, and during normal business hours;

(ii)     prior to any such examination taking place, enter into a confidentiality agreement with the Audited Party reasonably acceptable to the Audited Party in order to keep all information and data contained in such books or accounts and records strictly confidential and shall not disclose such information or copies of such books and records to any Third Party, but shall use the same strictly for the purpose of the reviewing and confirming the Net Sales figures contained in the Sales Reports and the calculations of the payments due to Kiora; and

(iii)     use reasonable efforts to minimize any disruption to the Audited Party’s business.

The Accountants shall deliver a copy of their findings to each of the Parties within [***] Business Days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Kiora will use Commercially Reasonable Efforts to have any Audit completed within [***] days from the commencement thereof, unless otherwise agreed by the Parties.

(b)     Any underpayments by CKD of any amounts due shall be paid to Kiora within [***] Business Days of notification of the results of such review and inspection by the Accountants, along with all interest due pursuant to Section 8.8. Any overpayments made by CKD shall be refunded by Kiora within [***] Business Days of notification of the results of such review and inspection by the Accountants. The cost of the Audit shall be the responsibility of Kiora [***] unless the Accountants’ calculation shows an underpayment of CKD by more than [***]% of the audited amounts, in which case the cost of the Audit shall be the responsibility of CKD and CKD shall reimburse Kiora [***] (as applicable) for any costs incurred by Kiora [***] for the Audit.

18.3     No Implied Waiver

No waiver of any default hereunder by either Party, whether express or implied, or any failure to enforce, partial enforcement of, or delay in enforcing, any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof or be construed as a waiver of any other right or remedy. Any waiver of any right or remedy shall only be effective if it is made in writing, expressly states that it is a waiver of the relevant right or remedy and is duly executed by or on behalf of the relevant Party by an authorised representative.

18.4     Notices

(a)     Any notice or other communication given by one Party to the other Party under this Agreement must be in writing and shall be (a) delivered personally; or (b) sent by registered or certified mail, return receipt requested, reputable overnight business courier; or (c) sent by email, in each case properly addressed to the receiving Party as set forth below. The effective date of any notice or other communication given hereunder shall be the actual date of receipt by the receiving Party, except that where such notice or other communication is received on a day which is not a Local Business Day, or after 5pm (local time at the place of receipt) on any day, will be treated as having been given at 9am on the next Local Business Day (and for this purpose “Local Business Day” means a day (other than a Saturday or Sunday) on which banks are open for non-automated general business at the place of receipt).

If to Kiora: [***]

If to CKD: [***]

Any Party may change its notification address by giving notice to the other Party in the manner herein provided.

18.5     Severability

If any term or provision of this Agreement is held to be invalid or unenforceable under applicable Laws, such term or provision shall be invalid and ineffective only to the extent of such invalidity or unenforceability, without invalidating or making unenforceable the remainder of this Agreement. In the event of such invalidity or unenforceability, the Parties shall use commercially reasonable efforts to seek and agree on an alternative valid and enforceable provision that most closely preserves the original purpose and intent of this Agreement.

18.6     Entire Agreement

This Agreement constitutes the entire agreement between the Parties and shall cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, including the Confidentiality Agreement and that certain non-binding term sheet exchanged by the Parties prior to the Effective Date.

18.7     Amendment

Any amendment or modification to this Agreement shall only be made in writing and shall only be valid when signed by an authorized representative of each Party. No oral modification, course of dealing, or course of performance shall amend or modify this Agreement.

18.8     Counterparts

This Agreement may be executed in more than one counterpart (including by electronic transmission), each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.

18.9     Agency

Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer, partner, or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

18.10     Further Actions

Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to give effect to the purpose and intent of this Agreement.

18.11     Compliance with Laws

Each Party will comply with all applicable Laws solely as applicable to such Party in performing its obligations and exercising its rights hereunder, including all applicable

Laws relating to the export, re-export or other transfer of any Know-How transferred pursuant to this Agreement.

18.12     Force Majeure.

(a)     No failure or delay by either Party in the performance of any obligation hereunder (other than any obligation to make a payment to the other Party) shall be deemed a breach of this Agreement nor create any liability for any damages, increased costs or losses which the other Party may sustain by reason of such failure or delay of performance, if the same arises from any event beyond that Party’s reasonable control (hereinafter “Force Majeure”). Force Majeure events include earthquakes, storms, floods, fires, other acts of nature, epidemics, pandemics, wars, riots, hostility, public disturbance, cessation of transport, acts of public enemies, prohibitions or acts by a Governmental Authority or public agency, work stoppage; provided, however, that the Party affected by the Force Majeure shall: (i) without undue delay, notify the other Party in writing of the Force Majeure event and the effect on its ability to perform its obligations under this Agreement; and (ii) continue to take all commercially reasonable actions (including, where applicable, reasonable alternative or substitute measures) within its power to comply with its obligations hereunder as fully as possible and to mitigate possible damages.

(b)     Should an event of Force Majeure continue for more than [***] Business Days, the Parties shall promptly discuss their further performance under this Agreement and whether to modify or terminate this Agreement. Any modification shall be effective only if it meets the requirements set out in Section 18.7. If the Parties have not been able to agree a modification acceptable to both Parties within a period of [***] Business Days, either Party may terminate this Agreement on written notice to the other Party with immediate effect.

(c)     In the event of any delay caused by an event of Force Majeure, any applicable and impacted due date shall be extended solely for the period of delay caused by the Force Majeure event and only to the extent such delay is directly attributable to such Force Majeure event.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Chong Kun Dang Pharmaceutical Corporation
/s/ Young-Joo Kim___________________
By: Young-Joo Kim
Title: President

Kiora Pharmaceuticals, Inc.
/s/ Brian Strem_______________________
By: Brian Strem
Title: President & CEO

List of Exhibits

Exhibit A: Kiora Patents

Exhibit A

Kiora Patents

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